Exhibit 99.1

News Release

For Immediate Release

GenCorp Announces Appointment of President and CEO

SACRAMENTO, Calif. – January 6, 2010 - GenCorp Inc. (NYSE: GY) announced that effective today, J. Scott Neish resigned from his positions as Interim President and Interim Chief Executive Officer of GenCorp Inc. (“the Company”) and President of Aerojet-General Corporation.

Also effective, January 6, 2010, the Company entered into an employment agreement with Scott Seymour to serve as the Company’s President and Chief Executive Officer. Mr. Seymour will also serve as President, Aerojet-General Corporation.

Mr. Seymour has been a consultant to Northrop Grumman Corporation, a global defense and technology company (“Northrop”), since March 2008.  Mr. Seymour joined Northrop in 1983.  Prior to becoming a consultant, Mr. Seymour most recently served as Corporate Vice President and President of Integrated Systems Sector of Northrop from 2002 until March 2008.   Mr. Seymour also served as Vice President, Air Combat Systems, Vice President and B-2 Program Manager and Vice President, Palmdale Operations, of Northrop, from 1998 to 2001, 1996 to 1998 and 1993 to 1996, respectively.  Prior to joining Northrop, Mr. Seymour was involved in the manufacture and flight-testing of F-14A, EF-111A and F / A-18A aircraft for each of Grumman Aerospace Corporation and McDonnell Aircraft Company.

In addition, the Board of Directors of the Company (the “Board”) authorized an increase in the size of the Board to eight members and elected Mr. Seymour to serve as a director to fill the vacancy created by the increase in the size of the Board until the next annual meeting of shareholders when he, or his successor, is elected and qualified.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company’s excess real estate assets.  Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Contact information:

Investors: Kathleen E. Redd, Vice President, Chief Financial Officer and Secretary 916.355.2361
Media: Linda Cutler, Vice President, Corporate Communications 916.351.8650

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